Exhibit 99.1

ADVANSOURCE BIOMATERIALS ANNOUNCES FAVORABLE SETTLEMENT IN CONNECTION WITH MEDOS DISPUTE

COMPANY TO RECEIVE $580,000 IN SETTLEMENT OF DISPUTE

Wilmington, MA. August 12, 2009…AdvanSource Biomaterials Corporation (NYSE Amex: ASB), a leading developer of advanced polymer materials for a broad range of medical devices, today announced the settlement of a dispute with MEDOS Medizintechnik AG (“MEDOS”), a German corporation.  On July 6, 2007, MEDOS acquired Gish Biomedical, Inc., the Company’s former wholly-owned subsidiary, for a purchase price of approximately $7.5 million.  The Company realized approximately $6.1 million in proceeds from the transaction and, pursuant to the terms of the purchase agreement, $1.0 million was placed in escrow for one year from the sale date as a reserve for any indemnity claims.  On June 30, 2008, MEDOS notified the Company of the assertion of certain claims aggregating $4.3 million, which the Company disputed.  On July 25, 2008, the Company initiated arbitration procedures which sought a declaration that the amounts claimed by MEDOS were without merit and unsupportable.

On August 6, 2009, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement”) with MEDOS whereby MEDOS agreed to repay to the Company approximately $580,000 of the escrow funds previously released to MEDOS in full and final settlement of its indemnity claims.  In addition, the Company’s obligation with respect to a previously acknowledged $149,000 post-closing adjustment will be eliminated.  The parties have also agreed to dismiss the previously filed demand for arbitration.

The terms of the settlement provided for MEDOS to (i) remit a cash payment of approximately $87,000 upon the execution of the Settlement and (ii) issue a promissory note to the Company in the approximate amount of $493,000, maturing on February 1, 2010 with equal monthly principal payments of approximately $70,000 plus accrued interest at the rate of 3.25% per annum.

Michael F. Adams, President and CEO of AdvanSource, stated, “We are pleased that closure has been brought to the lengthy dispute with MEDOS and that the settlement was in our favor.  Senior management’s time can now be focused on continued execution of the strategic plan.  In addition, the cash settlement and relief of liability should further strengthen the Company’s financial position in the near-term.”

About AdvanSource Biomaterials Corporation

AdvanSource Biomaterials Corporation manufactures advanced polymer materials which provide critical characteristics in the design and development of medical devices.  The Company’s biomaterials are used in devices that are designed for treating a broad range of anatomical sites and disease states.  AdvanSource’s business model leverages its proprietary materials science technology and manufacturing expertise in order to expand its product sales and royalty and license fee income.  More information about AdvanSource is available at its website: www.advbiomaterials.com

Forward-Looking Statements

AdvanSource believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements.  For further information on such risks and uncertainties, you are encouraged to review AdvanSource’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009.  AdvanSource assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For further information contact:

AdvanSource Biomaterials Corporation
David Volpe, Acting CFO
(978) 657-0075, ext. 103
dvolpe@advbiomaterials.com